Exhibit 28(g)(3)

July 13, 2011

EIP Investment Trust, on behalf of its

EIP Growth and Income Fund

49 Riverside Avenue

Westport, Connecticut 06880

Attention: President

Re:	EIP Investment Trust, on behalf of its EIP Growth and Income Fund (“Customer”)

Dear Sirs:

NOTICE OF ASSIGNMENT

BNY Mellon Investment Servicing Trust Company (formerly, PFPC Trust Company, “Trust Company”) and Customer are parties to a Custodian Services Agreement dated as of August 1, 2006 (the “Agreement”). Pursuant to Section 19 (as numbered) of the Agreement, Trust Company intends to assign the Agreement (including assignment of Trust Company’s rights with respect to the Agreement (including fee arrangements with respect to the Agreement) and delegation of Trust Company’s duties with respect to the Agreement) to Trust Company’s affiliate, The Bank of New York Mellon (“BNY Mellon”), effective August 15, 2011. Trust Company hereby provides to Customer more than 30 days’ written notice of such action. BNY Mellon agrees that as of August 15, 2011 it will be bound by the terms of, and will assume the obligations of Trust Company with respect to, the Agreement.

Very truly yours,

BNY MELLON INVESTMENT SERVICING TRUST COMPANY

By:	/s/Edward A. Smith, III
Name:	Edward A. Smith, III
Title:	Vice President & Senior Director

THE BANK OF NEW YORK MELLON

By:	/s/Scott LaVasseur
Name:	Scott LaVasseur
Title:	Managing Director